Exhibit 99.1

AITX’s RAD Deploys Record Number of Devices in February

55 RAD Devices Begin Billing

Detroit, Michigan, March 5, 2024 – Robotic Assistance Devices (RAD), a wholly owned subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), is proud to announce that February, 2024 was the biggest month in RAD’s history, in terms of devices that began invoicing. This milestone underscores RAD’s continuing ability to grow revenues at an accelerating pace by increasing the number of devices billing month over month.

In the record-setting achievement, RAD has initiated billing for an impressive tally of security devices, including 20 RIO™ 360 units, 14 RIO 180 units, a combined total of 18 stand-alone ROSA™ units, 2 TOM units, and 1 AVA™ unit. This extensive solution mix highlights the broad appeal and applicability of RAD’s innovative product line, catering to a wide array of security and surveillance needs.

Steve Reinharz, CEO of AITX and RAD, expressed his enthusiasm for this achievement, stating, “This is one of many milestones important on our journey towards achieving operational profitability. We continue to be focused on increasing the number of devices that can be built, deployed, and begin billing any given month. Furthermore, each device represents a step forward in our mission to enhance security and operational efficiency for our clients.”

Mark Folmer, CPP, PSP, FSyI, President of RAD, added, “Seeing such a diverse range of our products being deployed and starting the billing process within the same period is a testament to the depth and breadth of our portfolio. This achievement not only represents a significant revenue milestone but also solidifies our position as leaders in the AI-driven security space.”

As RAD celebrates this milestone, the Company remains focused on its commitment to providing state-of-the-art, AI-driven security solutions that address the evolving needs of its growing client base.

Sitting atop a RIO 360 configuration are dual ROSA units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published five Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume or becoming cash flow positive. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz